UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2020

AYRO, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100

Round Rock, Texas 78664

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 512-994-4917

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AYRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, AYRO, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”), dated as of July 21, 2020, with certain institutional and accredited investors. Pursuant to the Agreement, the Company agreed to issue and sell in a registered direct offering an aggregate of 1,850,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), at an offering price of $5.00 per share, for gross proceeds of approximately $9.25 million before the deduction of fees and offering expenses. The Shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-227858), previously filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2018, and declared effective by the SEC on November 9, 2018. Pursuant to the Agreement, each purchaser also had the right to purchase, on or before October 19, 2020, additional shares of Common Stock equal to the full amount of 75% of the Common Stock it purchased at the initial closing, or an aggregate of 1,387,500 shares, at a price of $5.00 per share (the “Additional Shares”).

On October 16, 2020, the Company entered into an addendum to the Agreement (the “Addendum”), which extends the deadline for each purchaser to exercise the right to purchase the Additional Shares by one year, to October 19, 2021.

The description of terms and conditions of the form of Addendum set forth herein does not purport to be complete and is qualified in its entirety by the full text of the form of Addendum, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Addendum to the Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYRO, INC.

Date: October 16, 2020	By:	/s/ Curtis Smith
Curtis Smith
Chief Financial Officer